EXHIBIT 31.1

CERTIFICATION

I, Jeffrey A. Lipson, certify that:


1.	I have reviewed this annual report on Form 10-K, and all reports on
	Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of FNANB Credit Card Master Note Trust;

2.	Based on my knowledge, the information in these reports, taken as a
	whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3.	Based on my knowledge, the distribution or servicing information
	required to be provided to the trustee by the servicer under the pooling and servicing agreement, or similar, agreement, for inclusion in these reports is included in these reports;

4.	Based on my knowledge and upon the annual compliance statement included
	in the report and required to be delivered to the trustee in accordance with the terms of the pooling and servicing, or similar, agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under the servicing agreement; and

5.	The reports disclose all significant deficiencies relating to the
	servicer's compliance with the minimum servicing standards based upon the reports provided by independent public accountants, each after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the pooling and servicing, or similar, agreement, that is included in these reports.

	In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: First North American National Bank.

Date:May 24, 2004


				/s/JEFFREY A. LIPSON
				--------------------
				Name:  Jeffrey A. Lipson
				Title: Vice President
				Fleet Bank (RI), National Association